CODE OF ETHICS

PENN CAPITAL MANAGEMENT COMPANY, LLC

1.	FIDUCIARY STANDARDS AND COMPLIANCE WITH APPLICABLE LAWS

Rule 204A-1 of the Investment Advisers Act of 1940 as amended requires investment advisers registered with the Securities and Exchange Commission to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws. As an investment adviser, Penn Capital Management Company, LLC (the “Firm” or “Penn”) stands in a position of trust and confidence with respect to its clients. Accordingly, the Firm has a fiduciary duty to place the interests of its clients before the interests of the Firm and its Access Persons. In order to meet its obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”), which applies to all of the Firm's principals, employees, Board of Directors members, and Investment Committee members, as applicable (together, "Access Persons"). The Code incorporates the following general principles, which all Access Persons are expected to uphold.

•	Access Persons must always place the interests of Firm clients first.

•	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Access Person’s position of trust and responsibility.

•	Access Persons must not take any inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of securities and financial circumstances of the Firm’s clients and their investors must be kept confidential.

The Firm believes that these general principles not only help it fulfill its fiduciary obligations, but also protect its reputation and stress its commitment to honesty, integrity and professionalism. Access Persons should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Access Persons to comply with applicable Federal securities laws. These laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act of 1999, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Commodity Exchange Act, and any rules adopted thereunder by the Commodity Futures Trading Commission, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

As a fiduciary, the Firm has an obligation to ensure the accuracy of its regulatory filings and any communications sent to investors and potential investors, such as offering memoranda and periodic reports. Accuracy and timeliness of the Firm’s disclosures depend on Access Person meeting their obligation to report any contact from regulators or legal actions described in Sections 11.1 and 11.2 of the Manual, as well as annual disclosure forms that are the exhibits to this Code of Ethics.

2.	ADMINISTRATION OF THE CODE

2.1.	Duty to Supervise

The Firm recognizes that its duty to supervise its Access Persons includes a duty to seek to prevent violations of applicable laws by such persons. Compliance with the letter and the spirit of the policies and procedures contained in the Manual and this Code of Ethics assists the Firm’s management in fulfilling its supervisory obligations.

2.2.	Escalating Perceived Risks

Access Persons are expected to discuss any perceived risks, or concerns about the Firm’s business practices, with their direct supervisor. The supervisory function remains with the head of the business unit in which an Access Person is located, and the Firm expects each Access Person acting in a supervisory capacity to oversee any other Access Person under his or her supervision in a manner consistent with the policies and procedures contained in the Manual. Supervisors should act prudently and exercise good judgment when determining an appropriate response to any reported risks or concerns. The CCO should be informed of any potentially serious risks, material weaknesses in internal controls, or inappropriate business practices.

2.3.	Reporting Code Violations

You must notify your supervisor or the CCO immediately if you have any reason to believe that a violation of this Code of Ethics has occurred or is about to occur, whether or not such violation involves you. Failure to do so constitutes grounds for disciplinary sanctions, including dismissal. Any reporting by you will be held in the strictest confidence, to the extent possible. The Firm will not retaliate against any Access Person who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code.

2.4.	Role of the Chief Compliance Officer

The Firm has assigned Compliance the primary responsibility for implementing and maintaining the policies and procedures set forth in the Compliance Manual and in this Code of Ethics. To implement and maintain the Code, Compliance will:

1.	answer questions regarding the Firm’s policies and procedures;

2.	review on a regular basis and update the Manual and this Code of Ethics as necessary and provide any updates to all Access Persons;

3.	upon learning of any potential violation, investigate and take any appropriate action as outlined in this Code;

4.	when it has been determined that any Access Person has inside information:

a.	implement measures to prevent dissemination of such information, and

b.	not permit any Access Person to execute any transaction in violation of the law;

5.	receive and review all reports submitted pursuant to the Code, as well as ensuring that all books and records relating to the Code are properly maintained; and

6.	provide initial and as necessary, periodic training to Access Persons regarding their Code obligations.

2.5.	Acknowledgment of Receipt and Compliance

The Firm will provide each Access Person with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance department. On an annual basis, each Access Person must certify receipt of the Code, having read and understood, and commit to comply with this Code (and all amendments) and the policies and procedures established herein.

3.	PERSONAL TRADING

The personal trading of all Access Persons and consultants with access to the Funds’ investment positions (each an Access Person for purposes of the Personal Account Trading Policy unless otherwise exempted by the CCO) is subject to the Firm’s Personal Account Trading Policy, attached as Appendix A. The Policy is designed to ensure that no Firm client is disadvantaged by the transactions executed by any Access Person and that no Access Person misappropriates an investment opportunity properly belonging to any Firm client.

Under the Policy, Access Persons conducting personal trading in certain types of securities must obtain pre-clearance for such transactions. Additionally, Access Persons are required to make an initial report of their securities holdings to the Firm and to provide annual and quarterly certifications thereafter with respect to their personal securities holdings and pre-clearances. Access Persons are required to provide all brokerage account information to the Firm through the Firm’s monitoring system, ComplySci. This will enable the Firm to systematically receive feeds of all statements and trade confirmations. Access Persons are required to make quarterly reports to the Firm of all personal securities transactions not previously disclosed via the ComplySci brokerage feeds..

4.	GIFTS AND ENTERTAINMENT INVOLVING ACCESS PERSONS

While it is understood that social networking is an important component in investor, industry and service provider relations, it is important that Access Persons make every reasonable effort to avoid the appearance of undue influence upon their decision-making processes. Similarly, it is important that Access Persons avoid the appearance of undue influence upon parties with which they conduct business.

Access Persons are discouraged from, directly or indirectly, giving or receiving gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity that does business, or proposes to do business, with the Firm. Access Persons should conduct themselves in such manner as to avoid potentially embarrassing situations and to reduce the chance of incurring a presumption of indebtedness.

If Access Persons are offered gifts, gratuities or other consideration, they should only accept if the Access Person reasonably believes that the giver is not attempting to influence such Access Person’s judgment and such Access Person does not feel indebted or obligated in some way to the giver.

4.1	Gifts and Entertainment Provided To Access Persons

•	Gifts. Gifts are generally permitted so long as they are appropriate and of a value of no more than $100 annually. All gifts must be reported to Compliance. Gifts such as holiday baskets or lunches delivered to the Firm’s offices, which are received on behalf of the Firm and provided to a group of Access Persons, do not require reporting.

•	Entertainment. Customary business lunches, dinners and entertainment at which both the Access Person and the giver are present (e.g., sporting or cultural events) may be accepted. An Access Person may accept an invitation or extend an invitation to a business entertainment event, such as a dinner, conference or ticket to a sporting event, if the Access Person is accompanied by someone from the organization providing the entertainment and there is a reasonable business connection. Any entertainment that is unusually lavish, extravagant or frequent (e.g., out of town sporting events, concerts, movie or theatrical premieres) should be approved in advance by Compliance.

Common sense serves as an excellent guide in discerning where the lines of propriety lie. Consult with Compliance or in the event of any questions, and in any circumstances where there is any question whether entertainment may be deemed as lavish or extravagant.

•	Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited. Accordingly, Access Persons may not solicit gifts and may not receive cash gratuities from any party with which the Firm conducts or could conduct business.

4.2	Gift and Entertainment Giving by the Firm

In general, the Firm and its Access Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive. Gifts of cash and cash equivalents are prohibited.

•	ERISA Considerations. ERISA prohibits the acceptance of anything of value that is given with the intent of influencing decision-making with respect to any Access Person benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public Access Person benefit plans are subject to similar restrictions. The Firm prohibits Access Persons from giving gifts or entertainment with to the intention of influencing any ERISA plan fiduciary. Consequently, all gifts and entertainment of any value provided to ERISA plan fiduciaries (including a labor union or a union official), including food and beverages provided during a legitimate business meeting, must be reported to Compliance.

4.3	Gift and Entertainment Reporting and Preclearing

When reporting or preclearing a gift or entertainment item required to be disclosed in this policy, Access Persons should provide a description of the gift or entertainment, its estimated value, and the names of the provider(s) and recipient(s).

Access Persons should consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

5.	OUTSIDE BUSINESS ACTIVITIES

Access Persons should not engage in outside business activities that present a conflict of interest with or pose a reputational risk to the Firm’s business. In order to evaluate the potential for such conflicts or risks, the Firm requires all Access Persons to report their outside business activities utilizing the Firm’s reporting and disclosure system. The Firm may require that you withdraw from any outside business activity that it believes presents a conflict or risk to the Firm.

•	No supervised person shall serve on the board of directors of any publicly-traded company without prior authorization by the Executive Team, whose decision will be based upon a determination that such board service would be consistent with the interest of Penn's clients.

•	Supervised persons wishing to serve on the board, committee, or sub-committee, etc. of any for-profit or not-for- profit organization must be approved by the CCO. The approval process is facilitated via ComplySci.

•	All outside business activities (namely any instance where a supervised person is employed by and/or accepts compensation from any person or entity as a result of any business activity other than a passive investment, outside the scope of their role with Penn) must be approved the CCO. The approval process is facilitated via ComplySci.

•	Outside business activities are not limited to compensated roles and can include charity or pro bono work or the formation of an LLC vehicle.

6.	PAY TO PLAY POLICY

The Firm recognizes that, as part of your civic duties, you may make financial or other contributions to candidates for political office in federal, state and local elections. However, your involvement and participations must be on a personal basis, on your own time, and at your own expense.

The Firm provides advisory services to state and local governments, including managing their public pension plans; therefore, political contributions by the Firm employees are subject to regulation and could have an adverse effect on our business with government Clients. As a result, all the Firm employees (and their Immediate Family members) must pre-clear all political contributions.

Rule 206(4)-5(a)(1) under the Advisers Act prohibits investment advisers from receiving compensation for providing advice to a “government entity” within two (2) years after a “contribution” to an “official” of the government entity has been made by the investment adviser or by any of its “Covered Associates”6 (including a person who becomes a Covered Associate within two (2) years after the contribution is made).

Political contributions subject to this policy include ALL political contributions to incumbents, candidates or successful candidates for elective office of a government entity and to state and local political parties, political action committees and any other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code. This includes contributions to a federal candidate who is a state or local official at the time of the contribution (i.e., a Governor running for U.S. Senate). Contributions include gifts, subscriptions, loans, advances, and deposits of money or anything of value.

Advisers Act Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

It is the Firm’s policy to permit any proposed contribution so long as it does not cause a violation, or a reasonably foreseeable violation of: Rule 206(4)-5, state laws, this policy.

6.1	Look Back Provision

The Firm must “look back”7 within two years to an employee’s contributions to determine whether the time out applies. If, for example, the contributions were made less than two (2) years (for Covered Associate that will solicit clients) or less than six (6) months (for Covered Associates that will NOT solicit clients) from the time the person becomes or would become a Covered Associate, the rule prohibits the Firm from receiving compensation for providing advisory services from the date it hired or promoted the Covered Associate until the two-year period has run.

6.2	Contributions and Other Activities

Permitted Political Contributions and Activities

Covered Associates should be mindful that Rule 206(4)-5 broadly defines a “Contribution” to include a gift, subscription, loan, advance, deposit of money or anything of value made to, or in support of, a candidate or official including: (i) payment of debt incurred in connection with an election; or (ii) transition or inaugural expenses of a successful candidate; or (iii) anything else of value to the candidate or official, other than volunteered time.

Subject to pre-clearance (described below), all Covered Associates (and their Immediate Family Members) are permitted to Contribute:

• To an elected official or candidate for elective office of the federal government (unless, at the time of the Contribution, the candidate is an elected official of a state or municipal Government Entity, in which case the foregoing limits apply)

• To a federal, local or state political party in your individual capacity (subject to applicable state or local limitations), provided the Contribution is not directed to an elected official or candidate for elective office of a state or municipal Government Entity

• Your time as a volunteer on a campaign on behalf of an elected official or candidate for elective office of a state or municipal Government Entity during non-business hours, so long as this candidate has no influence on the award of advisory business to the Firm, you are not using the Firm’s name (or implying any endorsement by the Firm) or the the Firm’s resources (i.e., corporate facilities, systems, communications equipment, etc.), and so long as you are not coordinating or Soliciting any person or political action committee (“PAC”) to make any Contribution.

Prohibited Political Contributions and Activities

No Covered Associate is permitted to:

• Contribute to an elected official or candidate for elective office of a state or municipal Government.

• Contribute to an elected official or candidate for elective office of the federal government in excess of the de minimis limits set forth above, if, at the time of the Contribution, the candidate is an elected official of a state or municipal Government Entity.

• Contribute to a PAC8.

• Cause the Firm to make a Contribution to an elected official or candidate for any elective office of a federal, state or municipal Government Entity.

• Coordinate or Solicit any person or PAC to make any Contribution to an elected official or candidate for elective office of a state or municipal Government Entity; or Contribution to a political party of a state or municipality.

• Use the Firm’s name or resources in connection with any service to a campaign or in support of any campaign for elective office of a federal, state or municipal Government Entity.

• Engage in any lobbying efforts.

• Do anything indirectly which, if done directly, would result in a violation of Rule 206(4)-5 or this Political Contributions Policy. Employees should be aware of Contributions that may be in the employee’s control, and therefore may be a violation of Rule 206(4)-5 and this policy, including the following:

▪ Solicitation of any person, such as a spouse, Immediate Family member or friend, to make a Contribution.

▪ Contributions made by spouses from joint checking accounts, which may give the appearance of an indirect Contribution.

▪ Contributions made to an entity where the employee can direct the use of the funds or knows that the entity will use the funds to support an elected official or candidate for elective office of a state or municipal Government Entity.

6.3	Government Entity Clients

A “Government Entity” means any state or political subdivision of a state, including:

• Any agency, authority, or instrumentality of the state or political subdivision;

• A pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code (the “IRC”), or a state general fund;

• Any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “qualified tuition plan” authorized by Section 529 of the IRC, a retirement plan authorized by Section 403(b) or 457 of the IRC, or any similar program or plan; and

• Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

In advance of accepting a state or municipal Government Entity as a Client, the Legal and Compliance Departments will review records of Contributions made within two years of the date of inception of the Client account to determine whether any Contributions have been made to any official of the state or municipal Government Entity.

Selling Agreements with Solicitors of Government Entities

the Firm may not provide or agree to provide, directly or indirectly, payment to any entity for solicitation of Government Entity advisory business on behalf of the Firm unless that entity is registered with the SEC and subject to pay-to-play restrictions under either or both SEC rule and FINRA rules.

the Firm may not provide or agree to provide, directly or indirectly, payment to any individual for solicitation of Government Entity advisory business on behalf of the Firm unless the Firm is contracted with that individual’s FINRA member firm (i.e. FINRA registered broker-dealer) and the individual is actively registered with FINRA, possesses appropriate licensing, and subject to their FINRA member firm’s pay-to-play restrictions.

6.4	Pre-Clearance of Political Contributions and Activities

All employees will submit a request for each Contribution proposed to be made by the employee (or Immediate Family Member) by completing the Political Contribution Pre-Clearance form in ComplySci.

Employees should consult the Legal and Compliance Department if they have any questions about whether a Contribution or activity would be prohibited or restricted by this policy or Rule 206(4)-5. For example, please seek the Legal and Compliance Department for guidance if you or an Immediate Family Member:

• Expects to run for state or municipal office

• Expects to serve in an official capacity in a campaign for state or municipal office

• Are asked to make a non-political (e.g., charitable) contribution by an elected official of a state or municipal Government Entity

• Are uncertain about whether any group is a PAC for purposes of these policies and procedures

6.5	Anti-Bribery Policy

As described herein, the Firm employees are permitted to engage in legitimate business conduct that complies with the Firm’s policies, including its Gifts and Entertainment policies in this Code.

Neither the Firm nor its employees may make or offer or promise to make, in violation of any applicable Anti-Bribery Law, any payment, gift or arrangement of value to or for any person, including a foreign official, for the purpose of obtaining or retaining business for the Firm or any other person or entity that the Firm does business with.

You should be aware that employees are prohibited from doing indirectly anything that, if done directly, would result in a violation of any applicable Anti-Bribery Law or this policy. All employees should be mindful of these provisions and should be aware of payments or consideration given that may be in the employee’s control, and therefore may be a violation of an applicable Anti-Bribery Law, including payments made to an entity, such as a solicitor or marketing agent, where the employee has the ability to direct the use of the funds or knows that the entity will use the funds to make an illegal payment or gift.

6.6	Violation of Political Contributions Policies

The cornerstone of Rule 206(4)-5 is a two-year “time-out” from providing compensated advisory services following certain triggering contributions. Thus, the Firm is prohibited from receiving any compensation for providing investment advice to a Government Entity within two years after a Contribution has been made by the Firm or one of its Covered Associates. This two-year time-out applies regardless of whether the Firm or individual employees are aware of the triggering Contribution.

An Employee that becomes aware of a violation of this policy must notify the Legal and Compliance Departments as soon as reasonably possible.

If an employee makes a payment or gift in violation of this policy or any applicable Anti-Bribery Law, the employee agrees to take all reasonable efforts to remedy the violation, including actively seeking the return of the Contribution, payment or gift. Employees should understand that violations of this policy are a serious matter and may result in sanctions against the employee, up to and including (but not limited to) termination of employment.

For additional information, see the section in this Code entitled Sanctions for Violating this Code.

Inadvertent Contribution Cure

Rule 206(4)-5 contains a limited cure provision for certain “inadvertent” Contributions that do not exceed $350 per official, per election if the Firm (i) discovers the Contribution within four (4) months of the date of the Contribution and (ii) Covered Associate facilitates the return of the triggering Contribution within 60 days of the Compliance Department learning about it. The Firm may, within a 12-month period and provided the Firm employs more than 50 employees, use this cure three (3) times. Otherwise, the cure may only be used two (2) times within the same period.

Recordkeeping Obligations

In compliance with Rule 206(4)-5 of Advisers Act, the Firm maintains records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors for inspection by any government entity clients or investors in the Firm’s private funds.

Appendix A: PERSONAL ACCOUNT TRADING POLICY

Penn Capital Management Company, LLC (“Penn” or the “Firm”) is a SEC registered investment adviser and provides advisory services to individuals and investment vehicles (collectively, the “Funds”). The Firm values the confidence and trust placed in us by our clients and the investors in our Funds. We believe that our reputation for integrity and professionalism is a vital business asset and we seek to protect that reputation. To further this goal, we have adopted the Firm Personal Account Trading Policy (“Policy”). This Policy is designed to ensure that Access Persons do not trade certain securities for their own accounts in a manner that causes the Firm to violate its fiduciary obligations.

All Access Persons) must read and retain a copy of this Policy and must familiarize each adult member of his or her immediate family with the contents of this Policy. Upon employment, and annually thereafter, all Access Persons shall, within ten (10) days of receipt of the Policy, sign an acknowledgment that he or she has read and understands the Policy (“Acknowledgment”). Any questions regarding matters described herein should be directed to the Chief Compliance Officer.

General Principles

•	The interests of our clients are paramount and come before the interests of any Access Person. Access Persons shall ensure that securities transactions undertaken on behalf of clients are given priority over any personal securities transactions in their own accounts.
•	Personal account trading must be done on an Access Person’s own time without placing undue burden on that person’s functions on behalf of our clients.
•	The personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with clients.
•	Access Persons should not engage in trading activity that is beyond their financial resources.

Accounts and Securities to which this Policy Applies

1.	This Policy applies equally to all Access Person personal accounts (including but not limited to any of the following types of accounts: joint or tenancy in common accounts; retirement accounts (IRA, Roth IRA); custodial accounts on behalf of any dependents; and trust accounts for which the Access Person is a Trustee) as well as to the following:
•	Accounts of members of an Access Person’s immediate family (living in the same household);

•	Accounts for a person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;
•	Accounts of relatives of an Access Person where the Access Person “controls” the account, whether by contract, arrangement, or understanding (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);
•	All direct investments in private companies, private placements (e.g. Firm Funds, non- Firm Funds), and any other investment in a private investment vehicle that invests in Reportable Securities (These private investments require specific approval from Compliance, facilitated through the ComplySci system); and
•	Any other investment account over which an Access Person has investment control or discretion (for example, an investment club account).

2.	“Reportable Securities,” include any Security, except:

Open-end investment companies registered under the Investment Company Act of 1940 (“Mutual Funds”) not advised by Adviser
ETFs not invested in by the Adviser’s managed funds	Spin-offs
Subsequent automatic investments (including dividend reinvestments)	Futures/Options on currencies or broad-based index
Acquisition of stock dividends	Consolidations
Stock splits	Mergers
Reverse stock splits	Managed Account(s)
Involuntary tender offers

Rule 204A-1 and Rule 17j-1 also exclude the following securities from Access Person reporting:

•	Transactions and holdings in direct obligations of the Government of the U.S. (e.g., Treasury bills and Treasury bonds)

•	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments

•	Shares of money market funds

3. Transactions in units of a UIT if the UIT is invested exclusively in unaffiliated mutual funds Each Access Person may open brokerage accounts with such securities brokers or dealers as he or she shall choose, provided that Access Persons comply with the applicable Reporting Requirements detailed in this Policy and that other relevant records of any such investing shall be produced to Compliance promptly upon request.

Restricted List

No Access Person may make a personal trade in securities of an issuer listed on the firm’s Restricted List. Any exceptions to this policy must be approved by the CCO.

No Access Persons shall execute a securities transaction in any security for the Adviser or its Access Persons may be in possession of MNPI or for which Clients are considering for purchase or sale. The Compliance Department monitors trading activity for seven (7) calendar days following the Over the Wall notice for conflicts of interests.

Additional Prohibitions

Initial Public Offerings (“IPOs”) and Short Sales

Access Persons may not participate in IPOs and may not execute short sales in securities held in any Client accounts.

Blackout Period

A pre-clearance request will be denied if:

•	Any of the events described in Personal Trading - Requests via Email above has or will occur within seven (7) calendar days, including trade date (T+7).

•	A strategy has traded within the past seven (7) calendar days, including trade date (T+7), for any reason:

✓	There has been an investment decision.
✓	A new account has opened or will open.
✓	An existing account has made or will make a deposit or withdrawal.
✓	On the date the pre-clearance request is submitted, the security was liquidated from a Client’s.

The Compliance Department monitors trading activity for conflicts of interests. Employees and their Immediate Family Members who personally trade in individual securities that are also held in Penn client accounts are subject to a sixty-day holding period.

Prohibited Brokerage Relationships

Access Persons are prohibited from executing personal investment transactions with individuals with whom business is being conducted on behalf of certain Penn institutional Clients.

Pre-clearance Procedures

Access Persons must have written clearance for all transactions, other than those listed as exceptions above, before completing the transactions. Penn may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

All requests for pre-clearance must be made through the ComplySci system.

Reporting Requirements

Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to Compliance within 10 days of an individual first becoming Access Person, and annually thereafter, and. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

Access Persons must complete Initial and Annual Holdings reporting within the ComplySci system to fulfill reporting obligations.

If an Access Person does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Access Person and annually thereafter.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to Compliance through the ComplySci system within 30 days of the end of each calendar quarter.

Access Persons must complete Quarterly Reporting certifications in the ComplySci systems to fulfill quarterly reporting obligations. Access Persons who control brokerage accounts that do not feed to the ComplySci system must upload statements to the ComplySci system and certify all transactions have been disclosed. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must also be reported through the ComplySci system.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a managed account managed by an investment adviser or financial adviser on a discretionary basis.

Access Persons should consult with Compliance before excluding any accounts, especially those held by immediate family members sharing the same household.

Access Persons must disclose, through the ComplySci system, all applicable brokerage accounts, regardless of whether such accounts contain Exempt Securities or Reportable Securities or both.

Co-Investment Opportunities by Employees

Employee co-investments can help to align Employees’ interests with Clients’ interests, encourage prudence and diligence during the investment process, and demonstrate Employees’ confidence in Penn’s investment processes. However, co-investments could present conflicts of interest if not properly structured and monitored.

Compliance is responsible for monitoring co-investments by the Company and its Employees. Among other things, the Compliance will seek to ensure that:

•	Co-investment activities have been accurately disclosed to affected Investors;
•	Client investments and any Company or Employee co-investments are on the same terms and in the same portion of the portfolio company’s capital structure;

•	The extent to which Company or Employee co-investments take away from the size of the investment opportunity available to Clients is properly disclosed and/or mitigated through limits on the size of the co-investments;
•	Co-investments will be made at the same time as Client investments, and the Company and its Employees will not dispose of a co-investment ahead of Penn’s Clients; and
•	The CCO has access to all information necessary to monitor Employees’ co-investments in the same way that other personal securities transactions are monitored.

Administration of the Policy

Compliance shall notify all Access Persons that each is subject to this Policy and collect Acknowledgments from such persons.

Compliance will review promptly upon submission any report required by the Policy, in accordance with existing rules and regulations. Compliance will investigate any violation or potential violation discovered through the course of such review. Sanctions for violations of this Policy may include suspension from personal trading or suspensions, fines, or dismissal from employment. Additionally, the Firm may order that transactions be “unwound”, and that any profits derived from securities transactions in violation of this Policy be forfeited and paid to one or more clients or to an appropriate charity.

The CCO shall periodically review this Policy and its operation, in accordance with existing rules and regulations, and may, as the result of such review, amend this Policy at his discretion, provided that such amendment will not in any way interfere with the Firm’s ability to comply with its fiduciary duties. Upon amendment to this Policy, Compliance shall inform all Access Persons of the amendment and obtain from such persons a renewed Acknowledgment.

Appendix B: Confidentiality & Whistleblower Communications

You must not disclose confidential information regarding the Firm, any Client, its business partners and vendors, unless such disclosure is authorized or required by law. All reports and documents are strictly confidential and will not be discussed with any unauthorized person. The reports/documents will be made available, however, to the SEC, DOL, auditors or other regulatory bodies with authority to review such reports/documents. Other than those limited purposes, the reports/documents will be kept in a secure location/data storage location once they have been reviewed.

Confidential information includes all non-public information that might be harmful to, or useful to the competitors of the Firm, our Clients, or any of our business partners or vendors. This obligation will continue, even after you leave the Firm, until the information becomes publicly available. This excludes information made available to regulators, auditors or other business partners or vendors with authority to review such information.

Notwithstanding the foregoing, nothing set forth in this section of the Code is intended to prohibit any employee from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the Equal Employment Opportunity Commission, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Section 21F-17 promulgated under the Exchange Act, which states that:

(a) no person may take any action to impede an individual from communicating directly with the [SEC] staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement (other than agreements dealing with information covered by [attorney-client privilege] related to the legal representation of a client) with respect to such communications.

(b) If you are a director, officer, member, agent, or employee of an entity that has counsel, and you have initiated communication with the [SEC] relating to a possible securities law violation, the staff is authorized to communicate directly with you regarding the possible securities law violation without seeking the consent of the entity’s counsel.

Employees are entitled to make reports and disclosure or otherwise take action pursuant Section 21F-17 without prior authorization from or subsequent notification to the Firm and may do so with the express understanding that the Firm shall not engage in or tolerate retaliation of any kind.